Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2017 SECOND QUARTER RESULTS

NEW YORK, NY, August 3, 2017 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three and six months ended June 30, 2017. Highlights are listed below.

●	Book value per common share[1] was $547.06 as of June 30, 2017, an increase of 6.2% from book value per common share[1] as of December 31, 2016.

●	Book value per common share[1] increased 3.1% from book value per common share[1] as of March 31, 2017.

●	Alleghany reported net earnings[2] of $101.8 million for the 2017 second quarter, compared with $77.1 million for the 2016 second quarter.

●	Alleghany reported net earnings[2] of $251.0 million for the first six months of 2017, compared with $231.6 million for the first six months of 2016.

●	Alleghany reported $6.60 of earnings per diluted share and $6.37 of operating earnings per diluted share for the 2017 second quarter, compared with $4.99 and $2.96, respectively, for the 2016 second quarter.

●	Alleghany reported $16.27 of earnings per diluted share and $13.65 of operating earnings per diluted share for the first six months of 2017, compared with $14.99 and $12.32, respectively, for the first six months of 2016.

Weston Hicks, President and chief executive officer of Alleghany, stated, “Our second quarter results reflect strong underwriting performance despite continuing price competition. The consolidated (re)insurance combined ratio was 92.4% in the second quarter of 2017, compared with 97.0% in the second quarter of last year. Each of our (re)insurance subsidiaries delivered profitable underwriting results in the second quarter and demonstrated excellent underwriting discipline in a challenging environment. The 2017 second quarter underwriting results reflect favorable prior accident year reserve development of $63.6 million, primarily at TransRe and RSUI, compared with $90.0 million of favorable prior accident year reserve development in the second quarter of 2016. The 2017 second quarter was impacted by $11.4 million of catastrophe losses, primarily at RSUI, compared with $124.8 million in catastrophe losses, primarily at TransRe, in the second quarter of 2016.

Strong equity and bond market performance contributed to our book value growth in the quarter.

Net investment income was impacted in the quarter by a $12.6 million charge related to our equity investment in Ares Management, L.P. (“Ares”), reflecting our share of a one-time transaction support payment made by Ares in connection with an acquisition made by an unconsolidated investment fund affiliated with Ares. Ares expects to receive future management fees from the acquired entity.

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.

[2]	As calculated in Alleghany’s financial supplement.

It is also worth noting that TransRe and Gen Re just passed the one year anniversary of their exclusive North American broker market underwriting partnership. The first year results were an unqualified success for all involved—ceding companies and their brokers, as well as Gen Re and TransRe. Over the past year, TransRe delivered Gen Re’s high-quality capacity through 19 brokerage organizations to 150 clients across 18 diversified lines of business. In total, the business bound during the first year is expected to generate approximately $350 million of premiums for Gen Re on an underwriting year basis.”

The following table summarizes results for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2017	2016	Change	2017	2016	Change
	(in millions)
Net premiums written	$1,293.1	$1,334.3	(3.1%)	$2,526.2	$2,656.5	(4.9%)
Earnings before income taxes	140.1	133.5	4.9%	348.0	345.9	0.6%
Underwriting profit	95.3	37.3	155.5%	196.7	187.4	5.0%
Net investment income	101.7	106.9	(4.9%)	217.2	211.7	2.6%
Net earnings attributable to Alleghany stockholders	101.8	77.1	32.0%	251.0	231.6	8.4%

Mr. Hicks continued, “Alleghany Capital continued to grow and show improved results in the second quarter. Earnings before income taxes for the manufacturing and services businesses were up strongly to $5.3 million compared with $0.1 million in the prior year quarter. The manufacturing and services businesses also generated Adjusted EBITDA of $13.5 million in the second quarter of 2017, an increase of 59% over the $8.5 million of Adjusted EBITDA in the prior year second quarter. Oil & Gas losses before income taxes were ($6.6) million in the 2017 second quarter, roughly flat with prior year second quarter.

Alleghany Capital further expanded its portfolio as it recently closed its investment in Wilbert Funeral Services, effective August 1, 2017 and completed its acquisition of W&W|AFCO Steel during the second quarter. Corporate and Other expenses reflect approximately $6 million in one-time diligence costs and finders fees incurred in connection with these acquisitions.”

SEGMENT RESULTS

The following table summarizes the segment results for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2017	2016	Change	2017	2016	Change
	(in millions)
Net premiums written:
Reinsurance Segment	$978.8	$1,010.5	(3.1%)	$1,928.2	$2,066.5	(6.7%)
Insurance Segment	314.3	323.8	(2.9%)	598.0	590.0	1.4%

	$1,293.1	$1,334.3	(3.1%)	$2,526.2	$2,656.5	(4.9%)

Underwriting profit:
Reinsurance Segment	$62.2	$12.0	418.3%	$115.7	$107.5	7.6%
Insurance Segment	33.1	25.3	30.8%	81.0	79.9	1.4%

	$95.3	$37.3	155.5%	$196.7	$187.4	5.0%

Reinsurance Segment

The decreases in TransRe’s net premiums written in the second quarter and first six months of 2017 from the corresponding 2016 periods primarily reflect cancellations, non-renewals and reduced participations in certain international treaties, the impact of rate pressures and increased retentions by cedants and, to a lesser extent, the impact of changes in foreign currency exchange rates. The decrease in net premiums written in the first six months of 2017 from the first six months of 2016 also reflects lower premiums related to a large whole account quota share treaty, or the “Quota Share Treaty.” Premiums related to the Quota Share Treaty were $183.9 million and $180.0 million in the second quarter of 2017 and 2016, respectively, and $374.1 million and $424.8 million in the first six months of 2017 and 2016, respectively.

Premiums related to the Quota Share Treaty in the first six months of 2016 reflect elevated premiums written in the first quarter of 2016 due to differences between initial premium estimates at contract inception, which were recorded in the fourth quarter of 2015, and actual data subsequently reported. TransRe remains disciplined in its approach to the market and continues to focus on profitable growth opportunities.

TransRe’s 2017 second quarter combined ratio was 93.5%, compared with 98.8% for the 2016 second quarter, and TransRe’s combined ratio for the first six months of 2017 was 93.9%, compared with 94.4% for the first six months of 2016. TransRe’s lower combined ratio and higher underwriting profit for the second quarter and first six months of 2017 primarily reflects a lack of catastrophe losses compared with significant catastrophe losses in the 2016 periods, partially offset by less favorable prior accident year loss reserve development. The catastrophe losses in the second quarter and first six months of 2016 relate to wildfire losses in Alberta, Canada and earthquake losses in Japan and Ecuador. TransRe’s combined ratio in the first six months of 2017 was impacted by a $24.4 million unfavorable adjustment arising from the U.K. Ministry of Justice’s decision to significantly reduce the discount rate, referred to as the Ogden rate, used to calculate lump-sum bodily injury payouts in personal injury insurance claims in the U.K.

Insurance Segment

The increase in the insurance segment net premiums written in the second quarter and first six months of 2017 from the corresponding 2016 periods reflects continued growth at PacificComp and CapSpecialty, partially offset by competition-driven property insurance premium declines at RSUI. For the second quarter and first six months of 2017, PacificComp’s net premiums written increased by 22.9% and 20.8%, respectively, CapSpecialty’s net premiums written increased by 4.1% and 3.9%, respectively, and RSUI’s net premiums written decreased by 8.9% and 2.7%, respectively.

The insurance segment’s combined ratio was 88.4% for the 2017 second quarter, compared with 91.0% for the 2016 second quarter, and the insurance segment’s combined ratio for the first six months of 2017 was 85.8%, compared with 85.8% for the first six months of 2016. The lower combined ratio and higher underwriting profit for the second quarter of 2017 are primarily due to improved results at RSUI, reflecting lower catastrophe losses, partially offset by the impact of lower net premiums earned and less favorable prior accident year loss reserve development. The slightly higher underwriting profit for the first six months of 2017 is primarily due to improved results at PacificComp, reflecting favorable prior accident year loss reserve development and the impact of higher net premiums earned.

Alleghany Capital

The following table summarizes earnings (losses) before income taxes and Adjusted EBITDA for Alleghany Capital for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)

Adjusted EBITDA	$ 13.5	$(3.6)	$(7.5)	$2.4	$8.5	$(2.8)	$(3.4)	$2.3
Less: depreciation expense	(2.4)	(3.0)	-	(5.4)	(1.8)	(3.6)	-	(5.4)
Less: amortization of intangible assets	(5.0)	-	-	(5.0)	(6.1)	-	-	(6.1)
Less: interest expense	(1.0)	-	-	(1.0)	(0.3)	-	-	(0.3)
Add: net realized capital gains (losses)	0.2	-	-	0.2	(0.2)	-	13.2	13.0

Earnings (losses) before income taxes	$ 5.3	$(6.6)	$(7.5)	$(8.8)	$0.1	$(6.4)	$9.8	$3.5

	Six Months Ended June 30,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)

Adjusted EBITDA	$ 22.5	$(7.3)	$(10.9)	$4.3	$15.9	$(6.7)	$(4.6)	$4.6
Less: depreciation expense	(4.5)	(5.8)	-	(10.3)	(3.1)	(7.2)	-	(10.3)
Less: amortization of intangible assets	(9.3)	-	-	(9.3)	(10.2)	-	-	(10.2)
Less: interest expense	(1.8)	-	-	(1.8)	(0.6)	-	-	(0.6)
Add: net realized capital gains (losses)	0.1	-	-	0.1	(0.3)	-	13.2	12.9

Earnings (losses) before income taxes	$ 7.0	$(13.1)	$(10.9)	$(17.0)	$1.7	$(13.9)	$8.6	$(3.6)

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the second quarter and first six months of 2017 of $101.7 million and $217.2 million, respectively, a decrease of 4.9% and an increase of 2.6%, respectively, from the corresponding 2016 periods. The decrease in net investment income in the second quarter of 2017 from the second quarter of 2016 primarily relates to a $12.6 million charge related to our equity investment in Ares, partially offset by higher income from partnerships and higher bond interest income. The increase in net investment income in the first six months of 2017 from the first six months of 2016 primarily relates to higher income from partnerships and higher bond interest income, partially offset by a $12.6 million charge on our equity investment in Ares.

Financial statement total return3 on investments was 1.8% for the 2017 second quarter, compared with 1.4% for the 2016 second quarter. Year-to-date financial statement total return was 3.5%.

OTHER FINANCIAL INFORMATION

As of June 30, 2017, Alleghany had 15,419,347 shares of its common stock outstanding, compared with 15,410,164 shares of its common stock outstanding as of December 31, 2016. As of June 30, 2017, Alleghany had $379.2 million remaining under its share repurchase authorization. There were no repurchases of shares during the first six months of 2017.

3 As calculated in Alleghany’s financial supplement.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2017 second quarter and first six months financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended June 30, 2017 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-Q and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-Q will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance, primarily in California. Alleghany’s subsidiary Alleghany Capital Corporation (referred to herein as “Alleghany Capital”) engages in and oversees strategic investments and acquisitions. Alleghany Capital’s investments include: (i) Bourn & Koch, Inc. (referred to herein as “Bourn & Koch”), manufacturer/remanufacturer of specialty machine tools and supplier of replacement parts, accessories and services for a variety of cutting technologies; (ii) IPS-Integrated Project Services, LLC (referred to herein as “IPS”), a technical engineering-focused service provider focused on the global pharmaceutical and biotechnology industries; (iii) Jazwares, LLC, (referred to herein together with its affiliates as “Jazwares”), a global toy, entertainment and musical instrument company; (iv) R.C. Tway Company, LLC (dba and referred to herein as Kentucky Trailer), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (v) Stranded Oil Resources Corporation (referred to herein as “SORC”), an exploration and production company focused on enhanced oil recovery; and (vi) WWSC Holdings, LLC (referred to herein as “W&W|AFCO Steel”), a structural steel fabricator and erector. For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, operating earnings per diluted share and Adjusted EBITDA, which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of our calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, corporate administration, amortization of intangible assets and interest expense.

Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)
Earnings before income taxes	$140.1	$133.5	$348.0	$345.9

Adjustments to earnings before income taxes:
Net investment income	101.7	106.9	217.2	211.7
Net realized capital gains	9.3	54.0	68.9	89.9
Other than temporary impairment charges	(3.8)	(5.7)	(7.0)	(26.5)
Other income	202.8	165.4	354.1	302.8
Other operating expenses	(225.2)	(185.0)	(400.3)	(347.1)
Corporate administration	(14.4)	(13.5)	(31.3)	(23.2)
Amortization of intangible assets	(4.6)	(5.4)	(8.4)	(8.4)
Interest expense	(21.0)	(20.5)	(41.9)	(40.7)

	44.8	96.2	151.3	158.5
Underwriting profit	$95.3	$37.3	$196.7	$187.4

Operating earnings per diluted share represents earnings per diluted share excluding (on an after-tax basis) net realized capital gains and other than temporary impairment losses, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings per diluted share as a supplement to diluted earnings per share, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings per diluted share attributable to its performance exclusive of realized capital gains or losses and impairments. A reconciliation of operating earnings per diluted share to diluted earnings per share is presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per share amounts)
Net earnings attributable to Alleghany stockholders(1)	$ 101.8	$ 77.1	$ 251.0	$ 231.6

Adjustments to net earnings:
Net realized capital gains	9.3	54.0	68.9	89.9
Other than temporary impairment charges	(3.8)	(5.7)	(7.0)	(26.5)
Income taxes	(1.9)	(16.9)	(21.6)	(22.2)

	3.6	31.4	40.3	41.2

Operating income	$ 98.2	$ 45.7	$ 210.7	$ 190.4

Weighted average diluted common shares outstanding	15,419,034	15,438,859	15,422,069	15,445,525

Diluted earnings per share	$ 6.60	$ 4.99	$ 16.27	$ 14.99

Diluted operating earnings per share	$ 6.37	$ 2.96	$ 13.65	$ 12.32

(1)	The numerators for calculating diluted earnings per share and operating earnings per share may be further reduced for the effect of dilutive securities.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure for our non-insurance operating subsidiaries and investments held by Alleghany Capital. Adjusted EBITDA represents other revenue less certain other expenses and does not include: (i) depreciation expense (a component of other operating expenses); (ii) amortization of intangible assets; (iii) interest expense; (iv) net realized capital gains; (v) other than temporary impairment losses; and (vi) income taxes. Because Adjusted EBITDA excludes interest expense, income taxes, net realized capital gains, other than temporary impairment losses, depreciation and amortization, it provides an indication of economic performance that is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation and amortization resulting from purchase accounting. Alleghany uses Adjusted EBITDA as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of certain non-insurance operating subsidiaries and investments. A reconciliation of Adjusted EBITDA to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

#  #  #

Forward-looking Statements

This release contains disclosures which may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of our significant equity investments and changes in value of our debt securities portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in Alleghany’s 2016 Form 10-K and subsequent filings with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
	($ in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2017 – $2,766,455; 2016 – $2,816,572)	$3,311,294	$3,109,523
Debt securities (amortized cost: 2017 – $13,205,526; 2016 – $12,927,103)	13,369,373	12,983,213
Short-term investments	700,798	778,410

	17,381,465	16,871,146
Commercial mortgage loans	636,537	594,878
Other invested assets	661,588	645,245

Total investments	18,679,590	18,111,269
Cash	643,685	594,091
Accrued investment income	108,997	113,763
Premium balances receivable	852,765	743,692
Reinsurance recoverables	1,193,254	1,272,219
Ceded unearned premiums	196,966	201,023
Deferred acquisition costs	469,317	448,634
Property and equipment at cost, net of accumulated depreciation and amortization	130,420	112,920
Goodwill	324,936	284,974
Intangible assets, net of amortization	465,604	378,680
Current taxes receivable	1,006	25,950
Net deferred tax assets	185,355	354,852
Funds held under reinsurance agreements	641,883	591,602
Other assets	635,710	522,922

Total assets	$24,529,488	$23,756,591

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$11,060,239	$11,087,199
Unearned premiums	2,254,090	2,175,498
Senior Notes and other debt	1,487,475	1,476,489
Reinsurance payable	120,981	90,659
Other liabilities	1,070,759	912,081

Total liabilities	15,993,544	15,741,926

Redeemable noncontrolling interests	100,690	74,720

Common stock (shares authorized: 2017 and 2016 – 22,000,000; shares issued: 2017 and 2016 – 17,459,961)	17,460	17,460
Contributed capital	3,611,601	3,611,993
Accumulated other comprehensive income	350,357	109,284
Treasury stock, at cost (2017 – 2,040,614 shares; 2016 – 2,049,797 shares)	(809,199)	(812,840)
Retained earnings	5,265,035	5,014,048

Total stockholders’ equity attributable to Alleghany stockholders	8,435,254	7,939,945

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$24,529,488	$23,756,591

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended June 30,
	2017	2016
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$1,243,929	$1,261,516
Net investment income	101,656	106,860
Net realized capital gains	9,268	54,012
Other than temporary impairment losses	(3,747)	(5,728)
Other revenue	202,812	165,371

Total revenues	1,553,918	1,582,031

Costs and Expenses
Net loss and loss adjustment expenses	734,886	815,312
Commissions, brokerage and other underwriting expenses	413,737	408,937
Other operating expenses	225,170	184,955
Corporate administration	14,405	13,459
Amortization of intangible assets	4,611	5,397
Interest expense	20,989	20,433

Total costs and expenses	1,413,798	1,448,493

Earnings before income taxes	140,120	133,538
Income taxes	37,461	56,278

Net earnings	102,659	77,260
Net earnings attributable to noncontrolling interest	848	189

Net earnings attributable to Alleghany stockholders	$101,811	$77,071

Net earnings	$102,659	$77,260
Other comprehensive income:
Change in unrealized gains (losses), net of deferred taxes of $76,300 and $48,275 for 2017 and 2016, respectively	141,701	89,654
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($1,932) and ($12,279) for 2017 and 2016, respectively	(3,589)	(22,805)
Change in unrealized currency translation adjustment, net of deferred taxes of $5,364 and $879 for 2017 and 2016, respectively	9,962	1,632
Retirement plans	98	95

Comprehensive income	250,831	145,836
Comprehensive income attributable to noncontrolling interest	848	189

Comprehensive income attributable to Alleghany stockholders	$249,983	$145,647

Basic earnings per share attributable to Alleghany stockholders	$6.60	$4.99
Diluted earnings per share attributable to Alleghany stockholders	6.60	4.99

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Six Months Ended June 30,
	2017	2016
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$2,453,117	$2,483,081
Net investment income	217,194	211,723
Net realized capital gains	68,919	89,905
Other than temporary impairment losses	(6,964)	(26,487)
Other revenue	354,104	302,759

Total revenues	3,086,370	3,060,981

Costs and Expenses
Net loss and loss adjustment expenses	1,434,191	1,479,956
Commissions, brokerage and other underwriting expenses	822,252	815,670
Other operating expenses	400,308	347,119
Corporate administration	31,290	23,193
Amortization of intangible assets	8,375	8,482
Interest expense	41,924	40,702

Total costs and expenses	2,738,340	2,715,122

Earnings before income taxes	348,030	345,859
Income taxes	96,011	113,946

Net earnings	252,019	231,913
Net earnings attributable to noncontrolling interest	1,032	337

Net earnings attributable to Alleghany stockholders	$250,987	$231,576

Net earnings	$252,019	$231,913
Other comprehensive income:
Change in unrealized gains (losses), net of deferred taxes of $143,570 and $103,256 for 2017 and 2016, respectively	266,630	191,761
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($21,684) and ($17,576) for 2017 and 2016, respectively	(40,271)	(32,642)
Change in unrealized currency translation adjustment, net of deferred taxes of $8,083 and $11,955 for 2017 and 2016, respectively	15,011	22,203
Retirement plans	(297)	357

Comprehensive income	493,092	413,592
Comprehensive income attributable to noncontrolling interest	1,032	337

Comprehensive income attributable to Alleghany stockholders	$492,060	$413,255

Basic earnings per share attributable to Alleghany stockholders	$16.28	$14.99
Diluted earnings per share attributable to Alleghany stockholders	16.27	14.99